December 16, 2019

Table of Contents
General Principles	1
Personal Investment Transactions	3
Overview	3
Covered Transactions/Covered Accounts	3
Pre-clearance of Covered Transactions	4
Pre-clearance Process	4
Prohibited Transactions	6
Exempt Securities	9
Exemptive Relief	16

Reporting	17
Personal Investment Reporting	17
Reporting on Opening, Changing or Closing a Covered Account
17
Required Certifications	18

Policy Statement on Insider Trading	20
What You Should Do If You Have Questions About Inside
Information?	20
TCW Policy on Insider Trading	21
Trading Prohibition	21
Communication Prohibition	22
What is Material Information?	22
What is Non-Public Information?	23
Examples of How TCW Personnel Could Obtain Inside Information
and What You Should Do In These Cases	23
Board of Directors Seats or Observation Rights	24
Deal-Specific Information	24
Participation in Rapid Fire Capital Infusions	26
Overview	26
What Should You Do?	26
What Are The Ramifications For Participating In A Rapid Fire
Capital Infusion?	26
Creditors' Committees	28
Information about TCW Products	28

i

Contacts with Public Companies	29
Expert Networks	29
What Is The Effect Of Receiving Inside Information?	30
Does TCW Monitor Trading Activities?	30
Penalties and Enforcement by SEC and Private Litigants	31
Ethical Wall Procedures	31
Identification of the Walled-In Individual or Group	31
Isolation of Information	32
Restrictions on Communications	32
Restrictions on Access to Information	33
Trading Activities by Persons within the Wall	33
Termination of Ethical Wall Procedures	33
Maintenance of Restricted List	35
Exemptions	35

Gifts & Entertainment: Anti-Corruption Policy	36
Gifts	36
Entertainment or Similar Expenditures	37
Gifts, Entertainment, Payments & Preferential Treatment	37
Foreign Corrupt Practices Act (FCPA)	44
Statement of Purpose	45
Scope	45
Prohibited Conduct	45
Health or Safety Exception	46
Third Party Representatives	46
Red Flag Reporting	48
Mandatory Reporting	49
Books and Records	49

Outside Business Activities	50
General	50
Obtaining Approval/Reporting	51

Political Activities & Contributions	52
Introduction	52
General Rules	52
Fundraising and Soliciting Political Contributions	52

ii

Rules Governing Firm Contributions and Activities	53
Federal Elections	53
Contributions to State and Local Candidates and Committees 53
Political Activities on Firm Premises and Using Firm Resources
54
Federal, State, and Local Elections	54
Rules for Individuals	55
Responsibility for Personal Contribution Limits	55
Pre-Approval of all Political Contributions and Volunteer
Activity	55
New Hires	56
Participation in Public Affairs	56

Other Employee Conduct	57
Personal Loans	57
Taking Advantage of a Business Opportunity That Rightfully
Belongs To the Firm	57
Disclosure of a Direct or Indirect Interest in a Transaction
57
Corporate Property or Services	58
Use of TCW Stationery	58
Giving Advice to Clients	58

Confidentiality	59
Sanctions	60
Reporting Illegal or Suspicious Activity -
"Whistleblower Policy"	61
Policy	61
Procedure	61

Glossary	63

iii

General Principles

The TCW Group, Inc. is the parent of several companies that provide investment advisory services. As used in this Code of Ethics or Code, the "Firm" or "TCW" refers to The TCW Group, Inc., TCW Advisors, and controlled affiliates.

This Code is based on the principle that the officers, directors and employees of the Firm owe a fiduciary duty to the Firm's clients. In consideration of this you must:

∙Protect the interests of the Firm's clients before looking after your own.

∙If you know that an investment team is considering a transaction in a security, don't trade that security.

∙Never use opportunities provided for the Firm's clients by brokers or others for your personal benefit.

∙Avoid actual or apparent conflicts of interest in conducting your personal investing.

∙Never trade on the basis of client information, or otherwise use client information for personal benefit.

∙Maintain the confidentiality of all client financial and other confidential information. Loose lips sink ships.

∙Comply with all applicable securities laws and Firm policies, including this Code.

∙Communicate with clients or prospective clients candidly.

∙Exercise independent judgment when making investment decisions.

∙Treat all clients fairly.

In addition to the above fiduciary requirements, Officers, directors and employees of the Firm are prohibited from violating the laws of the United States, including but not limited to, the applicable federal and state securities laws. These provisions prohibit any manipulative conduct in connection with transactions in Securities in the marketplace:

∙Employing any device, scheme or artifice to defraud;

∙Making any untrue statement of a material fact, or omitting to state a material fact necessary in order to make the statements made not misleading, in connection with the offer, purchase, or sale of Securities; or

∙Engaging in any action, transaction, practice or course of business that would operate as a fraud or deceit upon any person.

When in doubt, call the General Counsel, the Chief Compliance Officer, or any member of the Compliance or Legal Department before taking action. We are here to help. The reputation that TCW has built through decades of hard work can be destroyed by a single action. As an Access Person, you are responsible for safeguarding the reputation of TCW.

Violations of this Code constitute grounds for disciplinary actions, including immediate dismissal.

Personal Investment Transactions

Overview

The first part of this policy restricts your personal investment activities to avoid actual or apparent conflicts of interest with investment activities on behalf of clients of the Firm. The second part addresses reporting requirements for personal investing. You must conduct your personal investment activities in compliance with these rules.

Any questions about this policy should be addressed to the Administrator of the Code of Ethics at extension 0467 or ace@tcw.com.

All Securities trading by Access Persons and Covered Persons is monitored and reviewed. If patterns arise or it is determined that trading during the course of normal operations is of such a level as to interfere with the Person's work performance or responsibilities, create any actual or apparent conflict of interest, negatively impact the operations of TCW or violate any Firm policy, limits may be imposed. The Person may be notified by his/her supervisor, or such other appropriate officer(s) that there is a trading issues, and that trading restrictions and/or other disciplinary action, as appropriate, may be implemented.

Every Covered Person should be familiar with the requirements of this policy. Contact the Administrator of the Code of Ethics to send each Covered Person a copy of this policy.

Covered Transactions/Covered Accounts

This policy covers investment activities ("Covered Transactions")

(i)by any Access Person or Covered Person in a Covered Account, or

(ii)in any account in which any Access Person has a "beneficial interest".

An Access Person has a "beneficial interest" in an account if that Access Person:

∙has benefits substantially equivalent to owning the Securities or the account,

∙can obtain ownership of the Securities in the account within 60 days, or

∙can vote or dispose of the Securities in the account.

Any account of an Access Person or Covered Person is a "Covered Account." Covered Accounts include any personal trading account in which you have a beneficial interest. A representative list of such accounts includes:

−Brokerage accounts (i.e. individual, joint, trust, custodial); Individual Retirement Accounts (all types); DRIPs, profit sharing, and any other account/vehicle that have the ability to trade any non-exempt investment product.

−401(k) and 529 Plans accounts that provide the ability to trade any non-exempt investment product.

o Please note: If the accounts hold MetWest or TCW funds, these accounts require reporting as well.

o Accounts held directly at mutual funds are exempt unless the account holds MetWest or TCW funds.

−A relative's brokerage account for which the Access Person can effect trades, or an estate for which the Access Person makes investment decisions as executor.

−Direct investments in private funds.

Violations of this policy by a Covered Person will be treated as violations by you.

Pre-clearance of Covered Transactions

Generally, all trading by Access Persons and Covered Persons requires pre-clearance. Exempt securities are listed in this Code of Ethics.

Pre-clearance Process

Pre-clearance is required for any non-exempt security. For example:

•Stocks

•Options

•ETFs, Closed-end Funds

•Private placements/securities/funds

•Any other investment product not listed on the Exempt securities list in the Code of Ethics

Pre-clearance expires at 1:00 p.m. Los Angeles time (4:00 p.m. New York time) on the next business day after approval has been received. If your order has not been executed by the next business day after approval, it should be canceled and a new pre-clearance obtained.

For marketable securities and Private Placement pre-clearance, log on to StarCompliance and file the required preclearance form at https://tcw-ng.starcompliance.com/Auth/Login

Outside Fiduciary Accounts require special procedures. Contact the Administrator of the Code of Ethics.

Prohibited Transactions

The following activities are prohibited and pre-clearance will generally not be available.

Prohibited	Exceptions/Limitations	Consequences/Comments
Transaction

Transacting in a	Exception: Permitted	Portfolio managers may
Security that the	once the Firm's	accumulate a position
Firm is trading for	trading is completed	in a particular
its clients	or cancelled	security over a period
of time. During such
accumulation period,
permission to trade in
such a security will
generally not be
granted.

Transacting in a
security that the
Access Person knows
is under
consideration for
trading by the Firm
for its clients

Acquiring any	Exception: Permitted
Security in an IPO	if the Security is an
Exempt Security. See
chart below.

Acquiring an	Exception: TCW sub-	See Prohibited Third-
interest in a 3rd	advised ETFs are	Party Mutual Fund List
party registered	permitted, but, as	under Forms on myTCW.
investment company	with all ETFs, must
advised or sub-	still be pre-cleared
advised by the Firm	and reported as stated
below.

Additional Restrictions for Certain Investment Personnel

In addition to the foregoing prohibited transactions, the following are prohibited for the Investment Personnel indicated below.

Prohibited Transaction		Applies to	Consequences/Comments

Profiting from the	∙	Portfolio	Transactions will be
purchase and sale, or		Managers	matched using a LIFO
sale and purchase, of	∙	Securities	system.
the same (or			Profits from the sale
Analysts and
equivalent) Securities
or purchase of a
Researchers
within 60 calendar
security obtained

∙
		Securities	within 60 days of the
		Traders who	exercise of written
		provide	call or put options
		information or	are subject to the
		advice to a	rule prohibiting such
		portfolio	transactions for
		manager	Investment Personnel.
	∙	Members of	All profits of
		Investment	prohibited trades are
		Compliance	subject to
disgorgement
Exceptions:
∙ Exempt Securities
∙ ETFs (Though exempt
from this rule, ETFs
still must be pre-
cleared through
StarCompliance)

Purchasing or selling	∙	Prohibited for	∙ All prohibited
a Security in the 5		portfolio	transactions will
business days BEFORE		managers and any	generally be
that Security is		other investment	reversed; and
bought or sold on		professional in	∙ all profits are
behalf of a Firm		their product
subject to
client (except for		group, including
disgorgement.
account rebalancings		traders,

to maintain		Researchers or	Exceptions:
proportions after cash		Analysts, for	∙ Stock transactions
receipts, redemptions,		the client
resulting from the
or the like, that do		account in which
forced exercise of a
not involve any		the Security is
call or put option
investment decision) ,		transacted.
that you have
in any	∙
		Members of	written
∙
Covered Account, or		Investment
∙ Outside Fiduciary		Compliance

Account

Purchasing a Security	∙	Prohibited for	∙ All prohibited
in the 5 business days		portfolio	transactions
after that Security is		managers and any	will generally
sold on behalf of a		other investment	be reversed; and
Firm client, or		professional in	∙ all profits are
selling a Security in		their product
subject to
the 5 business days		group, including
disgorgement.
AFTER that Security is		traders,

purchased on behalf of		Researchers or	Exceptions:
a Firm client (except		Analysts, for	∙ Stock
for account		the client
transactions
rebalancings to		account in which
resulting from
maintain proportions		the security is
the forced
after cash receipts,		transacted.
exercise of a
redemptions, or the	∙	Members of
like, that do not			call or put
involve any investment		Investment	option that you
decision), in any		Compliance	have written
∙ Covered Account, or
∙ Outside Fiduciary
Account

Purchasing or selling	∙	Prohibited for a	∙ All prohibited
any Security in the 5		portfolio	transactions
business days AFTER a		manager and any	will generally
TCW-advised or sub-		other investment	be reversed; and
advised registered		professional in	∙ all profits are
investment company		their product
subject to
buys or sells the		group, including
disgorgement.
Security (except for		traders,

account rebalancings		Researchers or	Exceptions:

to maintain		Analysts,		∙ Stock
proportions after cash		managing funds		transactions
receipts, redemptions,		for the		resulting from
or the like, that do		registered		the forced
not involve any		investment		exercise of a
investment decision),		company		call or put
in any	∙	Members of		option that you
∙				have written
Covered Account, or		Investment

∙ Outside Fiduciary		Compliance

Account

Purchasing or selling	∙	Prohibited for	∙	All prohibited
any Security in a		any Analyst or		transactions must be
manner inconsistent		Researcher		reversed; and
with any			∙	all profits are
recommendation made by
subject to
that research analyst
disgorgement.
less than 30 days

prior to the proposed
purchase or sale

Recommending any	∙	Prohibited for	∙	All prohibited
Security for purchase		any portfolio		transactions must be
by the Firm, including		manager,		reversed; and
writing a research		Researcher or	∙	all profits are
report advocating for		Analyst, unless
subject to
the purchase of a		they have held
disgorgement.
Security, where such		such Security

individual also holds		for at least
such Security in a		three months
Covered Account.		prior to the
recommendation
or drafting of
the research
report.

Exempt Securities

Pre-clearance is generally not required for Exempt Securities. The following table identifies Exempt Securities and summarizes any pre- clearance and reporting requirements that apply.

Types	of		Exempt		Pre-	Reporting	Limitations/Comm
Securities					clearance	Required?	ents
Required?

U.S.		Government			No	No
Securities		(including
agency obligations)

Investment-grade rated					No	Yes
Securities		issued		by
any			State,
Commonwealth				or
territory		of		the
United	States,		or	any
political		subdivision
or	taxing	authority
thereof

Bank	certificates			of	No	No
deposit		or	time
deposits

Bankers' Acceptances					No	No

Investment grade debt					No	Yes	Ask the Legal
instruments with a							Department for
term of 13 months or							clarification if
less, including							any questions.
commercial paper,
fixed-rate notes and
repurchase agreements

Shares in money					No	No
market mutual funds
or a fund that
appears on the exempt
list.

Shares in open-end	No	No*	See Prohibited
investment companies			Third-Party
not advised or sub-		*MetWest and	Mutual Fund List
advised by the Firm.			under Forms on
(ETFs and closed-end		TCW funds	myTCW.
require
funds are not exempt
reporting
and require pre-

clearance)

Investments in the
S&P 500 CIT product
within the TCW 401(k)
Plan

Shares of unit	No	No
investment trusts
that are invested
exclusively in mutual
funds not advised by
the Firm.

Futures and Non-	No	Yes
Financial Commodities

Municipal bonds	No	Yes	No
traded in the market

Trades in Non-	The Account	The Account	Periodic sample
Discretionary	must first	must first	reviews of
Accounts which you,	be	be certified	statements of
your spouse, your	certified	as Non-	non-
domestic partner, or	as Non-	Discretionar	discretionary
your significant	Discretiona	y by	accounts will be
other established.	ry by	Compliance –	conducted.
	Compliance	Contact the
	– Contact	Administrato
	the	r of the
	Administrat	Code of
	or of the	Ethics. If
	Code of	designated
	Ethics. If	as Non-
	designated	Discretionar
	as Non-	y, no
	Discretiona	reporting of
	ry, no pre-	trades
	clearance	required.
of trades
required.

Dividends reinvested	No	Yes
through a Dividend
Reinvestment Plan
(DRIP)
[Note: Securities
purchased or sold in
a DRIP still needs
pre-clearance]

Securities purchased	The Program	The Program	Periodic sample
pursuant to certain	must first	must first	reviews of
Robo Advisory	be	be evaluated	statements of
Programs	evaluated	by	non-
	by	Compliance -	discretionary
	Compliance	Contact the	accounts will be
	- Contact	Administrato	conducted.
	the	r of the
	Administrat	Code of
	or of the	Ethics. If
	Code of	designated
	Ethics. If	as Non-
	designated	Discretionar
	as Non-	y, no
	Discretiona	reporting of
	ry, no pre-	trades
	clearance	required.
of trades
required.

Security purchases	No	Yes
effected upon the
exercise of rights
issued by the issuer
pro rata to all
holders of a class of
its securities, to
the extent that such
rights were acquired
from such issuer, and
sales of such rights
were so acquired.

Interests in Firm-	No	Yes	Firm already
sponsored limited			must approve in
partnerships or other			order to invest,
Firm -sponsored			which serves as
private placements.			pre-clearance.

Securities acquired	No, unless	Yes,	Profits from the
or sold in connection	you	securities	sale or purchase
with the involuntary	voluntarily	received	of a security
exercise or	exercise an	must be	obtained within
assignment of an	option.	reported.	60 days of the
option.			exercise of
written call or
put options are
subject to the
rule prohibiting
such
transactions for
Investment
Personnel.

Ownership Interests	No	No
in Clipper Holding,
LP

Ownership Interests	No	No
in TCW Owners, LLC

Rule 10b5-1 Plans	Prior	Yes
approval
required to
enter plan.
Transaction
s pursuant
to an
approved
plan will
not require
pre-
clearance.

Direct Purchase Plans	Prior	Yes
approval
required to
enter plan.
Transaction
s pursuant
to an
approved
plan will
not require
pre-
clearance.

Interests in Firm-	No	No
sponsored Private
Placements that are
∙ Estate planning
transfers
∙ Court-ordered
transfers

MetWest or TCW Fund	No	Yes	Compliance with
in a Firm or Non-Firm			frequent trading
Account			rules required.

Securities where the	No	Yes
Firm acts as an
adviser or
distributor for the
investment, offered
in:
∙ A hedge fund;
∙ Private Placement;
or
∙ Other Limited
Offerings

Direct investments in	No	No
Cryptocurrencies or
Digital Currencies.
Investment products
derived from
cryptocurrencies or
digital currencies
are not exempt.

Exemptive Relief

To seek approval for a Code of Ethics exemption, contact the Administrator of the Code of Ethics. The Administrator of the Code of Ethics will require a written statement indicating the basis for the requested approval, and coordinate obtaining the approval of the Approving Officers. The Approving Officers have no obligation to grant any requested approval or exemption.

The Approving Officers also may, under appropriate circumstances, grant exemption from Access Person status to any person.

Reporting

Personal Investment Reporting

TCW receives automated feeds from many major brokers ("Linked Brokers"). If your broker is not a Linked Broker, you must ensure that TCW receives duplicate broker statements. The Administrator of the Code of Ethics can inform you if your broker is a Linked Broker, and set up your account for automated feed. If your broker is not a Linked Broker, the Administrator of the Code of Ethics can assist you with a release letter ("407 letter") to allow TCW to receive duplicate statements. Corporate actions such as mergers, purchases and sales, spin-offs, stock splits, stock-on-stock dividends and like activities must also be reported unless made through an account with a Linked Broker. In addition, Access Persons must timely file all reports for all transactions as provided in the tables below. Transactions that must be reported include opening, closing or changing Covered Accounts.

Reporting on Opening, Changing or Closing a Covered Account

Brokerage Accounts: You must use the StarCompliance, http://tcw.starcompliance.com, system to enter information about each Covered Account:

	Activity	Comments	Exceptions
∙	Upon becoming an	Updates must occur	You are not
	Access Person	within 30 days of the	required to
∙	Upon opening a new	event	report or enter
information for:
Covered Account
∙ Outside
while you are an
	Access Person		Fiduciary
Accounts
∙ Accounts that
can only
invest in open
end mutual
funds

∙ Upon closing, or	Updates must occur	N/A
making any change	within 30 days of the
to a Covered	event
Account while you
are an Access
Person

Separate Accounts: You must obtain pre-clearance from your group head and the Approving Officers to open a personal separately managed account at the Firm.

Required Certifications

Reports are filed online at http://tcw.starcompliance.com.

If you will not be able to file a report on time, contact the Administrator of the Code of Ethics prior to the filing due date.

Certification	When Due	Additional
Requirements

Initial Holdings Report	Within 10 days	Include all
	after becoming an	securities except
	Access Person	Exempt Securities
Include all
Covered Accounts.
Holdings must be
current no
earlier than 45
days before you
became an Access
Person

Quarterly Report of	By each January 15,	Must be filed
Personal Investment	April 15, July 15	even if there
Transactions	and October 15	were no
transactions
during the
period.

Annual Holdings Report	By January 31 of	Same as Initial
	each year	report, except
that holdings
must be current
as of December 31
of the prior
year.

Annual Certificate of	By January 31 of
Compliance	each year

Report on Outside	4th quarter of each
Activities (Includes,	year
among other activities,
Directorships,
Officerships, Creditor
Committees, Board
Observation Rights and
Employment)

Confidentiality

Policy Statement on Insider Trading

Members of the Firm occasionally come into possession of material, non-public information or "inside information". Various laws, court decisions, and general ethical standards impose duties with respect to the use of this inside information.

The SEC rules provide that any purchase or sale of a security while "having awareness" of inside information is illegal regardless of whether the information was a motivating factor in making a trade.

Courts may attribute one employee's knowledge of inside information to other employees that trade in the affected security, even if no actual communication of this knowledge occurred. Thus, by buying or selling a particular Security in the normal course of business, Firm personnel other than those with actual knowledge of inside information could inadvertently subject the Firm to liability.

The risks in this area can be significantly reduced through the use of a combination of trading restrictions and information barriers designed to confine material non-public information to a given individual, group or department (see defined term "Ethical Walls").

See the Reference Table below if you have any questions on this Policy or who to consult in certain situations.

What You Should Do If You Have Questions About Inside Information?

Topic	You	Should Contact:

If you have a question about:	The	Legal Department

∙The Insider Trading Policy in general

∙Whether information is "material" or "non-public"

∙If you have a question about whether you have received inside information on a Firm commingled

Confidentiality

	Topic		You Should Contact:

	fund (e.g.	partnerships, trusts,
mutual funds)
∙	Whether you have received material
non-public information about a
public company
∙	Obtaining	deal-specific
	information	(pre-clearance	is
required)
∙		Sitting on a Creditors' Committee
(preapproval is required)
∙ Need to		have an Ethical Wall
established
∙		Terminating an Ethical Wall
∙		Section 13/16 issues
∙		Who is "within" or "outside" an
Ethical Wall

∙		If you wish to serve on a Board	Administrator of the Code of
		of Directors, serve as an	Ethics
alternate on a Board, serve as a
Board Observer or sit on a
Creditors Committee (Pre-approval
is required)

		In the event of inadvertent or non-	The Legal Department
	intentional	disclosure of material

non-public information

TCW Policy on Insider Trading

Trading Prohibition

∙No Access Person of the Firm, either for themselves or on behalf of clients or others, may buy or sell a security (i.e., stock, bonds, convertibles, options, warrants or derivatives tied to a company's securities) while in possession of material, non-public

Confidentiality

information about the company (except as listed in Deal-Specific Information below).

∙This applies in the case of both publicly traded and private companies.

∙This means that you may not buy or sell such securities for yourself or anyone, including your spouse, domestic partner, relative, friend, or client and you may not recommend that anyone else buy or sell a security of a company on the basis of inside information regarding that company.

If you believe you have received oral or written material, non- public information, you should not discuss the information with anyone except the Legal Department. Do not discuss the information with your supervisor, department head or any other individual who

Communication Prohibition

No Access Person may communicate material, non-public information to others who have no official need to know. This is known as "tipping," which also is a violation of the insider trading laws, even if you as the "tipper" did not personally benefit. Therefore, you should not discuss such information acquired on the job with your spouse, domestic partner or with friends, relatives, clients, or anyone else inside or outside of the Firm except on a need-to-know basis relative to your duties at the Firm.

Remember that TCW Mutual Funds are publicly traded entities and you may be privy to material non-public information regarding those entities. Communicating such information in violation of the Firm's policies is illegal.

The prohibition on sharing material, non-public information extends to affiliates such as the Carlyle entities.

What is Material Information?

Information (whether positive or negative) is material:

∙When a reasonable investor would consider it important in making an investment decision or

Confidentiality

∙When it could reasonably be expected to have an effect on the price of a company's securities.

Some examples of Material Information are:

∙Earnings results, changes in previously released earnings estimates, liquidity problems, dividend changes, defaults,

∙Projections, major capital investment plans,

∙Significant labor disputes,

∙Significant merger, tender offers, secondary offerings, rights offerings, spin-off, joint venture, stock buy backs, stock splits or acquisition proposals or agreements,

∙New product releases, price changes, schedule changes,

∙Significant accounting changes, credit rating changes, write- offs or charges,

∙Major technological discoveries, breakthroughs or failures,

∙Major contract awards or cancellations, significant regulatory developments (e.g. FDA approvals),

∙Governmental investigations, major litigation or disposition of litigation, or

∙Extraordinary management developments or changes.

Because no clear or "bright line" definition of what is material exists, assessments sometimes require a fact-specific inquiry. If you have questions about whether information is material, direct the questions to the Legal Department.

What is Non-Public Information?

Non-public information is information that:

∙Has not been disseminated broadly to investors in the marketplace, such as a press release or publication in the Wall Street Journal or other generally circulated publication; or

∙Has not become available to the general public through a public filing with the SEC or some other governmental agency, Bloomberg, or release by Standard & Poor's or Reuters.

Examples of How TCW Personnel Could Obtain Inside Information and What You Should Do In These Cases

Examples of how a person could come into possession of inside information include:

Confidentiality

Board of Directors Seats or Observation Rights

∙Most public companies have restrictions on trading by Board members except during trading window periods.

∙Anyone who wishes to serve on a Board of Directors or as a Board Observer must seek pre-approval and complete the Outside Business Activity Form that is posted on myTCW and submit it to the Administrator of the Code of Ethics who will coordinate the approval process.

∙If approval is granted, the Administrator of the Code of Ethics will notify the Legal Department so that the appropriate Ethical Wall and/or restricted securities listing can be made.

Portfolio Managers:

∙Sitting on Boards of public companies in connection with an equity or fixed income position that they manage; or

∙Having the intent to control or work with others to attempt to influence or control a company.

∙Working with expert network consultants who were recent employees of a company involving a major transaction.

Should be mindful of:

∙SEC filing obligations under Section 16 of the Exchange Act

∙"Short swing profits" restrictions and penalties related to purchases and sales of shares held in client accounts within a 6-month period.

The Legal Department should be consulted in these situations.

Deal-Specific Information

Employees may receive inside information for legitimate purposes such as:

∙In the context of a direct investment, secondary transaction or participation in a transaction for a client account

∙In the context of forming a confidential relationship

∙Receiving "private" information through on-line services such as Intralinks.

This "deal-specific information" may be used by the department to which it was given for the purpose for which it was given. This type of situation typically arises in:

Confidentiality

∙mezzanine financings,

∙loan participations, bank debt financings,

∙venture capital financing,

∙purchases of distressed securities,

∙oil and gas investments, and

∙purchases of substantial blocks of stock from insiders.

It should be assumed that inside information is transmitted whenever:

∙A confidentiality agreement is entered into;

∙An oral agreement is made or an expectation exists that you will maintain the information as confidential; or

∙There is a pattern or practice of sharing confidences so that the recipient knows or reasonably should know that the provider expects the information to be kept confidential, such pattern or practice is sufficient to form a confidential relationship.

There is a presumed duty of trust and confidence when a person receives material non-public information from his or her spouse, parent, child, or sibling.

Remember that even if the transaction for which the deal-specific information is received involves securities that are not publicly traded, the issuer may have other classes of traded securities, and the receipt of inside information can affect the ability of other product groups at the Firm to trade in those securities.

If you are to receive any deal-specific information or material, non- public information on a company (whether domestic or foreign), contact the Legal Department, who then will implement the appropriate Ethical Wall and trading procedures.

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Participation in Rapid Fire Capital Infusions

Overview

From time to time, public companies may seek rapid-fire capital infusions of capital from institutional investors. In the past, these have involved investment banks contacting potential investors, often over the weekends, on a pre-announcement basis.

What Should You Do?

If you work with marketable security strategies and you receive a call to participate in an offering before it is publicly announced, please contact the Legal Department, General Counsel or Chief Compliance Officer. Do not ask the name of the company that is the subject of the financing or agree to any confidentiality or standstill agreements. Otherwise, you may restrict trading in your and other portfolios and the Firm. Your email should include the contact information for the person who contacted you.

What Are The Ramifications For Participating In A Rapid Fire Capital Infusion?

Historically, the Firm's marketable securities strategies have not received material non-public information and have relied solely on public information. Some of the ramifications of your participating in a rapid fire capital infusion are:

∙Your accounts will be restricted for the company in question as soon as you learn about the name of the company, even if you decide not to participate. There is no ability to preview the names because just knowing about the potential transaction is in itself material non-public information.

∙A restriction in a name could last for a period of time and that period cannot be predicted in advance. In many cases, it may be a fairly short period (a week or so).

∙You will need to be available or designate someone in your portfolio management group to be fully available at night and possibly over the weekend to consider the transaction(s).

If your group decides to participate in the offering, the Legal Department will work with your group to implement appropriate Ethical

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Wall procedures with the goal of ensuring that others at the Firm who do not have the information will not be frozen in their trading securities of the issuer. The shares of the company at issue will be restricted in accounts managed by your group and possibly others at the Firm until after the terms of the financing (or other material non-public information) are publicly announced.

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Creditors' Committees

Members of the Firm may be asked to participate on a Creditors' Committee which is given access to inside information. Since this could affect the Firm's ability to trade in securities in the company, before agreeing to sit on any Creditors' Committee, contact the Administrator of the Code of Ethics who will obtain any necessary approvals and notify the Legal Department so that the appropriate Ethical Wall can be established and/or restricted securities listings can be made.

Information about TCW Products

Employees could come into possession of inside information about the Firm's limited partnerships, trusts, and mutual funds that is not generally known to their investors or the public. The following could be considered inside information:

∙Plans with respect to dividends, closing down a fund or changes in portfolio management personnel

∙Buying or selling securities in a Firm product with knowledge of an imminent change in dividends or

∙A large-scale buying or selling program or a sudden shift in allocation that was not generally known

Disclosing holdings of the TCW Mutual Funds on a selective basis could also be viewed as an improper disclosure of non-public information and should not be done. The Firm currently discloses holdings of the TCW Mutual Funds to the general public and investors through tcw.com on a monthly basis. This disclosure may occur on or prior to the 15th calendar day following the end of that month (or, if the 15th calendar day is not a business day, the next business day thereafter). Disclosure of these funds' holdings at other times, where a general disclosure has not yet been made through tcw.com, requires special confidentiality procedures and must be pre-cleared with the Legal Department (See the Marketing and Communications Policy for further information concerning portfolio holdings disclosure).

In the event of inadvertent or unintentional disclosure of material non-public information, the person making the disclosure should immediately contact the Legal Department or General Counsel. The Legal Department should notify the Administrator of the Code of Ethics

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of this type of inside information so that appropriate restrictions can be put in place.

Contacts with Public Companies

Contacts with public companies are an important part of the Firm's research efforts coupled with publicly available information. Difficult legal issues arise when an employee becomes aware of material, non-public information through a company contact. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results, or if an investor-relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment regarding its further trading conduct.

If an issue arises in this area, a research analyst's notes could become subject to scrutiny. Research analyst's notes have become increasingly the target of plaintiffs' attorneys in securities class actions.

The SEC has declared publicly that they will take strict action against what they see as "selective disclosures" by corporate insiders to securities analysts, even when the corporate insider was getting no personal benefit and was trying to correct market misinformation. Analysts and portfolio managers who have private discussions with management of a company should be clear about whether they desire to obtain inside information and become restricted or not receive such information.

If an analyst or portfolio manager receives what he or she believes is inside information and if you feel you received it in violation of a corporate insider's fiduciary duty or for his or her personal benefit, you should not trade and should discuss the situation with the Legal Department.

Expert Networks

The Firm may, from time to time, execute agreements with companies that provide access to a group of professionals, specialized information or research services ("Expert Networks"). In such circumstances, Expert Networks are engaged to provide authorized TCW employees with information that may be helpful in TCW understanding an industry, legislative initiatives, and many other important topical areas. However, TCW is mindful of the fact that Expert

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Networks present significant legal, compliance and regulatory risks concerning the receipt and transmission of materially non-public information. Given this inherent risk, TCW requires that the compliance policies of each Expert Network are reviewed and approved by our Compliance Department prior to entering into an agreement for services. Furthermore, the Firm requires that each employee who wishes to participate in an Expert Network read and confirm their understanding of the Firm Expert Network Guidelines, as well as complete an Insider Trading training module to ensure that they understand the Firm policies regarding material non-public information and insider trading.

What Is The Effect Of Receiving Inside Information?

Any person actually receiving inside information is subject to the trading and communication prohibitions discussed above. However, restrictions may extend to other persons and departments within the company. In the event of receipt of inside information by an employee, the Firm generally will:

Establish an Ethical Wall around the individual or a select group or department, and/or place a "firm wide restriction" on securities in the affected company that would bar any purchases or sales of the securities by any department or person within the Firm, whether for a client or personal account unless there is specific approval from the Compliance or Legal Departments.

In connection with the Ethical Wall protocol, those persons falling within the Ethical Wall would be subject to the trading prohibition and, except for need-to-know communications to others within the Ethical Wall, the communication prohibition discussed above. The breadth of the Ethical Wall and the persons included within it will be determined on a case-by-case basis. In these circumstances, the Ethical Wall procedures are designed to "isolate" the inside information and restrict access to it to an individual or select group to allow the remainder of the Firm not to be affected by it.

In any case where an Ethical Wall is imposed, the Ethical Wall procedures discussed below must be strictly observed. Each Group Head is responsible for ensuring that members of his or her group abide by these Ethical Wall procedures in every instance.

Does TCW Monitor Trading Activities?

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Yes, TCW monitors trading activities through one or more of the following:

∙Conducts reviews of trading in public securities listed on the Restricted Securities List.

∙Surveys client account transactions that may violate laws against insider trading and, when necessary, investigates such trades

∙Conducts monitoring of the Ethical Walls.

∙Reviews personal securities trading to identify insider trading, other violations of the law or violations of the Firm's policies.

∙Obtains securities holding and transaction reports as required by SEC rules and regulations.

Penalties and Enforcement by SEC and Private Litigants

Insider trading violations subject both the Firm and the individuals involved to severe civil and criminal penalties and could result in damaging the reputation of the Firm. Violations constitute grounds for disciplinary sanctions, including dismissal.

The SEC pursues all cases of insider trading regardless of size and parties involved. Penalties for violations are severe for both the individual and possibly his or her employer. The regulators, the market and the Firm view violations seriously and there can be significant fines, jail time and lawsuits.

Ethical Wall Procedures

The SEC has long recognized that procedures designed to isolate inside information to specific individuals or groups can be a legitimate means of curtailing attribution of knowledge of such inside information to an entire company. These types of procedures are known as Ethical Wall procedures. In those situations where the Firm believes inside information can be isolated, the following Ethical Wall procedures would apply. These Ethical Wall procedures are designed to "quarantine" or "isolate" the individuals or select group of persons with the inside information within the Ethical Wall.

Identification of the Walled-In Individual or Group

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The persons subject to the Ethical Wall will be identified by name or group designation. If the Ethical Wall procedures are applicable simply because of someone serving on a Board of Directors of a public company in a personal capacity, the Ethical Wall likely will apply exclusively to that individual, although in certain circumstances expanding the wall may be appropriate. When the information is received as a result of being on a Creditors' Committee, serving on a Board in a capacity related to the Firm's investment activities, or receiving deal-specific information, the walled-in group generally will refer to the group associated with the deal and, in some cases, related groups or groups that are highly interactive with that group. Determination of the breadth of the Ethical Wall is fact-specific and must be made by the Legal Department, the General Counsel, or the Chief Compliance Officer. Therefore, as noted above, advising them if you come into possession of material, non-public information is important. If you are in a group where you expect to continuously receive material non-public information as part of its strategy, a global Ethical Wall may be required to be imposed on the department.

Isolation of Information

Fundamental to the concept of an Ethical Wall is that the inside information be effectively quarantined to the walled-in group. The two basic procedures that must be followed to accomplish this are as follows: restrictions on communications and restrictions on access to information.

Restrictions on Communications

Communications regarding the inside information of the subject company should only be held with persons within the walled-in group on a need-to-know basis or with the General Counsel, the Legal Department or Chief Compliance Officer. Communications should be discreet and should not be held in the halls, in the lunchroom or on cellular phones. In some cases using code names for the subject company as a precautionary measure may be appropriate.

If persons outside of the group are aware of your access to information and ask you about the target company, they should be told simply that you are not at liberty to discuss it. On occasion, discussing the matter with someone at the Firm outside of the group may be desirable. However, no such communications should be held without first receiving the prior clearance of the General Counsel, the Legal Department, or the Chief Compliance Officer. In such case,

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the person outside of the group and possibly his or her entire department, thereby will be designated as "inside the wall" and will be subject to all Ethical Wall restrictions in this policy.

Restrictions on Access to Information

The files, computer files and offices where confidential information is physically stored generally should be made inaccessible to persons not within the walled-in group.

Trading Activities by Persons within the Wall

Persons within the Ethical Wall are prohibited from buying or selling securities in the subject company, whether on behalf of the Firm or clients or in personal transactions except:

∙Where the affected persons have received deal-specific information, the persons are permitted to use the information to consummate the deal for which deal-specific information was given (Note that if the transaction is a secondary trade (vs. a direct company issuance), the Legal Department should be consulted to determine any disclosure obligations to the counterparty, and

∙In connection with a client directed liquidation of an account in full provided that no confidential information has been shared with the client. The liquidating portfolio manager should confirm to the Administrator of the Code of Ethics in connection with such liquidation that no confidential information was shared with the client.

Termination of Ethical Wall Procedures

When the information that is the subject of the Ethical Wall has been publicly disseminated, a confidentiality agreement expires and information is no longer being provided or if the information has become stale, the person who contacted the Legal or Compliance Department to have the Ethical Wall established must notify the Legal Department as to whether the Ethical Wall can be terminated. This is particularly true if the information was received in an isolated circumstance such as an inadvertent disclosure to an analyst or receipt of deal-specific information.

Persons who by reason of an ongoing relationship or position with the company are exposed more frequently to the receipt of such

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information (e.g., being a member of the Board of Directors or on a Creditors' Committee) would be subject ordinarily to the Ethical Wall procedures on a continuing basis and may be permitted to trade only during certain "window periods" when the company permits such "access" persons to trade.

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Certain Operational Procedures

The following are certain operational procedures that will be followed to ensure communication of insider trading policies to Firm employees and enforcement thereof by the Firm.

Maintenance of Restricted List

The Restricted Securities List is updated as needed by the Administrator of the Code of Ethics, who distributes it as necessary. The Administrator of the Code of Ethics also updates an annotated copy of the list and maintains the history of each item that has been deleted. This annotated Restricted Securities List is available to the General Counsel and the Chief Compliance Officer, as well as any additional persons, which either of them may approve.

The Restricted Securities List restricts issuers (i.e., companies) and not just specific securities issued by the issuer. The list of ticker symbols on the Restricted Securities List should not be considered the complete list – the key is that you are restricted as to the company or a derivative that is tied to the company. This is of particular importance to the strategies which may invest in securities listed on foreign exchanges.

The Restricted Securities List must be checked before each trade. If an order is not completed on one day, then the open order should be checked against the Restricted Securities List every day it is open beyond the approved period that was given (e.g., the waiver you received was for a specific period, such as one day).

Exemptions

Once an issuer is placed on the Restricted Securities List, any purchase or sale specified on the list (whether a personal trade or on behalf of a client account) must be cleared with the Administrator of the Code of Ethics.

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Gifts & Entertainment: Anti-Corruption Policy

Access Persons may provide reasonable Gifts and Entertainment for the bona fide purpose of promoting, demonstrating, or explaining Firm services, including fostering strong client relationships.

Where possible, or as required in this Policy, you should notify your department head before, or after, providing or accepting any Gifts or Entertainment, even if no other approval is required. As discussed below, Access Persons may also be required to obtain approval when giving or receiving certain Gifts and Entertainment. Unless otherwise specified below, if approvals are required, you must submit your request through StarCompliance for approval by the Administrator of the Code of Ethics. Access Persons must obtain prior written approval from the Administrator of the Code of Ethics where required. The Administrator of the Code of Ethics shall elevate the request in the event of high risk or higher value gifts, or as otherwise necessary or appropriate. Notwithstanding the foregoing, in light of the impromptu nature of some Entertainment, approval for Access Persons providing entertainment may on occasion be after the fact. After the fact approval shall not be deemed a violation of this Policy where (1) approval prior to such impromptu Entertainment was not feasible, and (2) the provision of such Entertainment or the value of such Entertainment does not violate applicable U.S. or local laws. However, to the extent feasible, any required approvals should be obtained before accepting or giving Gifts or Entertainment. It is the Access Person's responsibility to seek prior approval from the Administrator of the Code of Ethics for Gifts and Entertainment which can be reasonably anticipated in advance of travel, events, meetings, conferences, or other similar circumstances where Gifts or Entertainment may be given or received. Repeated reliance on the impromptu nature of giving or receiving Gifts or Entertainment may be considered a violation of this Policy and may result in disciplinary action.

Gifts

A "Gift" is anything of value given or received without paying its reasonable fair value (e.g. merchandise, cash, gift cards, favors, credit, special discounts on goods or services, free services, loans of goods or money, tickets to sports or entertainment events, trips and hotel expenses where Access Persons are not present as attendees). Entertainment (as defined below) is not a Gift.

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∙A Gift must only be provided as a courtesy or token of regard or esteem ("Token Gift").

∙Any Token Gifts should be appropriate under the circumstances, not be excessive in value (generally, not more than $100) and involve no element of concealment.

∙Gifts of cash or cash equivalents are prohibited.

You may not give or accept a Gift if you know, or have reason to know, that it is not permitted under the applicable laws.

Entertainment or Similar Expenditures

"Entertainment" generally means the attendance by you and your hosts or guests at a meal, sporting event, theater production, or comparable event and also might include travel to, or accommodation expenses at, a conference or an out-of-town event.

∙Business Entertainment (including meals, sporting events, theater productions, or comparable events) may only be provided if (i) a legitimate business purpose exists for such entertainment and (ii) such entertainment is reasonable and not excessive (e.g., 3 days of golf for a 1-day seminar is excessive and not reasonable).

∙You may never pay or accept payment of Entertainment or similar expenditures if they are not commensurate with local custom or practice or if you know or have reason to know that they are not permitted under the applicable laws.

Access Persons are required to follow the approval process set forth below, and in this Policy, to obtain the requisite approvals, if any, before or after giving or receiving Gifts or Entertainment.

Gifts, Entertainment, Payments & Preferential Treatment

Gifts or Entertainment may create an actual or apparent conflict of interest, which could affect (or appear to affect) the recipients' independent business judgment. Therefore, the Policy establishes reasonable limits and procedures relating to giving and receiving Gifts and Entertainment.

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If approval is required, Access Persons should request approval through StarCompliance, and wait for a decision before taking any action. The Administrator of the Code of Ethics shall review the submission with your department head and the Approving Officers, as appropriate. Registered Persons are required to log gifts & entertainment given or received in StarCompliance. Refer to the table below which describes the Gifts & Entertainment for which a log may be required. If you have any doubt about whether a Gift or Entertainment requires approval, you should err on the side of caution and seek approval. Notwithstanding the foregoing, in light of the impromptu nature of some Entertainment, approval for Access Persons providing entertainment may on occasion be after the fact. After the fact approval shall not be deemed a violation of this Policy where (1) approval prior to such impromptu Entertainment was not feasible, and (2) the provision of such Entertainment or the value of such Entertainment does not violate applicable U.S. or local laws. However, to the extent feasible, any required approvals should be obtained before accepting or giving Gifts or Entertainment. It is the Access Person's responsibility to seek prior approval from the Administrator of the Code of Ethics for Gifts and Entertainment which can be reasonably anticipated in advance of travel, events, meetings, conferences, or other similar circumstances where Gifts or Entertainment may be given or received. Repeated reliance on the impromptu nature of giving or receiving Gifts or Entertainment may be considered a violation of this Policy and may result in disciplinary action.

Gifts Provided By the Firm/Access Persons

Type of Gift To Be Given				Approval Required

Cash	Gifts	(including	gift	Prohibited
cards)

Token Gifts (e.g. bottles of				No Approval Required
wine,	fruit	baskets,	books)
under $100 (unless given to a
Foreign Official		or	Domestic
Official)

Gifts in excess of $100 that				Pre-Approval Required
seem	appropriate	under	the
circumstances

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Personal	Charitable	Gifts given	Pre-Approval Required
where the recipient has a known
business relationship with or a
connection to a client or
potential client of the Firm

Gifts to Foreign Officials or			Pre-Approval Required
Domestic	Officials	(regardless
of value)

Charitable Gifts given on behalf			Pre-Approval Required.				The
of the Firm			Charitable		Contribution request
form must be completed before
making the Gift.

Gifts by TCW Funds Distributors			No Approval Required, But Each
LLC	(formerly, TCW Brokerage		Individual		Must	Maintain	Their
Services), a limited-purpose			Own	Log	On	StarCompliance
broker-dealer		("TFD")	Showing:
Registered Persons		aggregating	Name of recipient(s)
less than $100 per year
Date of Gift(s)
Value of Gift(s)
A log is not required to record
gifts of de minimis value (e.g.
pens, notepads or modest desk
ornaments) or promotional items
of nominal value that display
the firm's logo (e.g. umbrellas,
tote bags or shirts) that are
substantially below the $100
limit. However, all other gifts
MUST be logged. If you are in
doubt if something meets the "de
minimis" standard, then the gift
should be logged.

Gifts by TFD Registered Persons			Pre-Approval Required, And Must
aggregating more than $100 per			Maintain Log Showing:
year that do not relate to the			Name of recipient(s)
business	of the	recipient's
employer. Examples of gifts not			Date of Gift(s)
relating to the business of the

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recipient's			employer		include	Value of Gift(s)
personal gifts (not paid for by
TCW) where there is a pre-
existing		personal		or	family
relationship between you and the
recipient.

Gifts	by	TFD	Registered		Persons	Prohibited
aggregating more than $100 per
year that do relate to the
business		of	the	recipient's
employer

Gifts	to		Unions	or	Union	Pre-Approval		Required.		The
Officers						Request Form for Approval for
						Gift/Entertainment			must	be
						completed	before		making	the
						gift.	In	addition,	an	LM-10
						Information		Report	is	required
to be completed, approved by an
officer and submitted to the
Administrator of the Code of
						Ethics	and	to	the	Legal
Department for each occurrence.

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Entertainment and Hospitality Provided by the Firm/Access Persons

Amount				Approval Required

$250 or less per person and $2,500 or less				No Approval Required
in aggregate per event

Greater than $250 per person or $2,500 or				Pre-Approval Required
more in aggregate per event

Attendance	and	participation	at	No Approval Required
educational or industry sponsored events
(for example, tickets for attendance or
purchasing a table at an industry
conference)

If provided to Unions or Union Officers				Pre-Approval
Required.
The Request Form for
Approval for
Gift/Entertainment
must be completed
before making the
entertainment. In
addition, an LM-10
Information Report is
required to be
completed, approved
by an officer and
submitted to the
Administrator of the
Code of Ethics and to
the Legal Department
for each occurrence.

If provided to a Foreign Official or				Pre-Approval Required
Domestic Official		(regardless of value)

Note that for public pension plans, and in some cases other clients, Gifts or Entertainment may have to be disclosed by the Firm in response to client questionnaires and may reflect unfavorably on the Firm in obtaining business. Receipt of Gifts may even lead to disqualification. Therefore, discretion and restraint is advised.

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Gifts and Entertainment Received by Firm Personnel

You should not accept Gifts that are of excessive value (generally, $100 or more) or inappropriate under the circumstances. Access Persons are required to report any gift that they receive worth more than $100 to the Administrator of the Code of Ethics.

If a Gift has a value over $100 and is not approved as being otherwise appropriate, you should (i) reject the Gift, (ii) give the Gift to the Administrator of the Code of Ethics who will return it to the person giving the Gift (you may include a cover note), or (iii) if returning the Gift could affect friendly relations between a third party and the Firm, give it to the Administrator of the Code of Ethics, which will donate it to charity.

If the host of an event is personally present at the event, the event will be considered Entertainment; otherwise, it will be considered a Gift. You should not accept any invitation for Entertainment that is excessive or inappropriate under the circumstances. There may be some circumstances where it is difficult to reject an invitation or provision of hospitality or Entertainment. Where rejecting such an invitation or provision of hospitality could affect friendly relations between a third party and the Firm, use your best judgment and promptly report the entertainment or hospitality to the Administrator of the Code of Ethics. The Administrator of the Code of Ethics shall review such situation with your department head and the Approving Officers, as appropriate. No absolute rules exist, so good judgment must be exercised, considering the context, circumstances, and frequency of the Entertainment or hospitality. For example, approval might be required for an out-of-town sporting event, but not for a business conference in the same venue.

In light of the nature of Gift-giving and the impromptu nature of some Entertainment, approval for Access Persons accepting such items may often be after the fact. However, to the extent feasible, any required approvals should be obtained before accepting Gifts or Entertainment. Where prior approval is not possible with respect to impromptu Gifts or Entertainment, the Access Persons receiving such Gift or Entertainment must seek approval as soon as is reasonably practicable. If such Gift or Entertainment received is impermissible under U.S. or local laws, then the Administrator for the Code of Ethics may require the Access Persons to return the Gifts or reimburse such Entertainment received.

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Type	of	Gift/Entertainment			Approval required
Received

Cash	Gifts	(including		gift	Prohibited
cards)

Solicitation		by Access		Persons	Prohibited
of	Gifts	from		clients,
suppliers,	brokers,			business
partners,	or	potential		business
partners

Appropriate Gifts with value of					No Approval Required
$100 or less*

Tickets(s) to attend an industry					No Approval Required
conference or seminar paid by a
vendor or other third party
(note that payment of airfare,
accommodations, meals and				other
expenses paid by such vendor or
third party would still require
approval,	unless		exempted per
the Speaker Exemption below)

Gifts believed to have a value					Approval Required
in excess of $100, that seem
appropriate		under		the
circumstances*

Gifts given to a wide group of					No Approval Required
recipients	(e.g. closing			dinner
Gifts, holiday Gifts)*

Gifts received from the same					Approval Required
donor more than twice in a
calendar year*

Entertainment		on	a	personal	Approval Required
basis, involving a small group
of people, more than twice in
one calendar year

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Entertainment			over	$250 per	Approval Required
event*

Out-of-town accommodations and					No Approval Required
airfare	for	business		conference
or other industry event paid by
sponsor as speaker expenses, or
on the same basis as other
attendees		(the		"Speaker
Exemption")

Other	out-of-town			travel	Approval Required
expenses, other than on a
business		trip	or	industry
conference that is customary and
usual for business purposes

*For Investment Personnel only:

∙All Gifts and Entertainment, of any value, received from broker/dealers must be reported in StarCompliance.

∙All Gifts received from broker/dealers with a value in excess of $100/person are prohibited and should be returned to the broker/dealer or turned over to Compliance for appropriate disposition.

∙If an Investment Personnel is granted approval to accept entertainment with a value in excess of $250 per event from a broker/dealer, that person must personally pay the amount in excess of $250 and must maintain records indicating such payment.

Foreign Corrupt Practices Act (FCPA)

The FCPA permits small payments to low-level Foreign Officials (typically in countries with pervasive corruption) to expedite or secure the performance of non-discretionary government action (e.g., processing governmental papers, providing police protection, and providing mail service) under limited circumstances ("Facilitating Payments"). Nevertheless, because such payments may be illegal under the local law of the foreign country involved and/or other applicable anti-corruption laws and rules, such as the Bribery Act, this Policy prohibits Firm Personnel from making such payments, regardless of whether such payments would be permissible under the FCPA.

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Statement of Purpose

TCW (the "Firm") is committed to complying with all applicable anti- corruption laws and rules, including, but not limited to, the U.S Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), the U.S. Travel Act (the "Travel Act"), the U.K. Bribery Act of 2010 (the "Bribery Act") and any laws enacted pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the "OECD Convention"). The purpose of this Anti-Corruption Policy (the "Policy") is to ensure compliance with all applicable anti-corruption laws and rules.

Of course, no policy can anticipate every possible situation that might arise. As such, Firm Personnel (defined below) are encouraged to discuss any questions that they may have relating to the Policy with their supervisor, Firm contact or the Legal or Compliance Departments. When in doubt, Firm Personnel should seek guidance.

Scope

This Policy is mandatory and applies to all directors, officers and employees of the Firm and any persons engaged to act on behalf of the Firm, including agents, representatives, temporary agency personnel, consultants, and contract-based personnel, wherever located (collectively referred to as "Firm Personnel"). Violations of this Policy may result in disciplinary action, up to and including termination of employment and referral to regulatory and criminal authorities.

Prohibited Conduct

Firm Personnel shall not, directly or indirectly, make, offer, or authorize any gift, payment or other inducement for the benefit of any person, including a Foreign Official or Domestic Official, with the intent that the recipient misuse his/her position to aid the Firm in obtaining, retaining, or directing business.

"Foreign Official" includes government officials, political party leaders, candidates for public office, employees of state-owned enterprises (such as state-owned banks or pension plans), employees of public international organizations (such as the World Bank or the International Monetary Fund), and close relatives or agents of any of the foregoing. Because U.S. regulators have a very broad view of

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what constitutes a "Foreign Official," Firm Personnel should err on the side of caution by treating counter-parties as Foreign Officials when in doubt.

"Domestic Official" means any officer or employee of any government entity, department, agency, or instrumentality (federal, state, or local) in the U.S., candidates for public office, and close relatives or agents of any of the foregoing.

For purposes of this Policy, Foreign Official and Domestic Official also includes individuals who have actual influence in the award of business and any person or entity hired to review or accept bids for a government entity.

All payments, whether large or small, are prohibited if they are, in substance, bribes or kickbacks, including, cash payments, gifts, and the provision of hospitality and entertainment expenses. Personal funds (your own or a third party's) must not be used to accomplish what is otherwise prohibited by this Policy.

Firm Personnel are also prohibited from requesting, agreeing to accept, or accepting Gifts from any third party in exchange for or as a reward for improper or unapproved performance of their job responsibilities.

Health or Safety Exception

Facilitating Payments are permitted in rare circumstances when the health or safety of Firm Personnel (or anyone else) is at risk. If a payment is made pursuant to this limited exception, Firm Personnel must report the payment and circumstances to the Legal Department as soon as possible after the health or safety of the individual(s) is no longer at risk. The payment must also be accurately recorded in the Firm's books and records.

Third Party Representatives

Under the FCPA and other anti-bribery laws, the Firm may be held responsible for the misconduct of its agents, representatives, business partners, consultants, contractors or any other third party engaged to act on the Firm's behalf (collectively "Third Party Representatives"). As such, prior to entering into an agreement with any Third Party Representative regarding business outside the United States, the Firm shall perform anti-corruption related due diligence and obtain from the Third Party Representative appropriate assurances

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of compliance in accordance with this Policy. The Legal Department is required to approve all engagements with Third Party Representatives. Any anti-corruption compliance issue that comes to the attention of any Firm Personnel must be reported to the General Counsel and addressed before proceeding with the relevant transaction or doing business with or through a Third Party Representative.

Firm Personnel should be alert to the activities of any Third Party Representative with whom they interact and promptly report any suspicious activity to the Legal Department. Firm Personnel should be especially alert to Third Party Representatives who are located in or interact with individuals in countries with high levels of corruption (the United States Department of Justice and Transparency International maintain internet-accessible lists of countries where corruption is a concern). Firm Personnel must consult with the Legal Department whenever encountering a situation involving any anti- corruption issue, including a Red Flag, or any other similar situation.

It is important for Firm Personnel to identify and report anti- corruption compliance issues in the ordinary course of business. To this end, the following shall apply to all Firm Personnel:

a. Familiarize yourself with the examples of Red Flags listed in this Policy; Attend anti-corruption training as applicable so you can identify the types of situations that may raise Red Flags or other compliance concerns that are not enumerated in this Policy;

b. Be vigilant in detecting Red Flags; it is prohibited to "consciously avoid" or "close your eyes" to a violation or to a Red Flag;

c. Look out for Red Flags both before and during a relationship with any transaction partner; and

d. If you have information concerning a potential Red Flag, contact the General Counsel immediately.

No Firm Personnel who in good faith provides information regarding a possible Red Flag will suffer any retaliation or adverse employment decision as a consequence of such report.

The existence of a Red Flag does not necessarily mean that a violation has occurred or will occur. However, once a Red Flag arises, Firm Personnel must report the Red Flag to the Legal Department who will oversee a reasonable inquiry into the circumstances surrounding the Red Flag. Upon request, other Firm Personnel will cooperate with

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and assist in the review of the Red Flag. The extent of this inquiry will depend on the facts of the particular situation and the degree of risk involved.

Red Flag Reporting

Firm Personnel are required to promptly report to the General Counsel any situations that raise anti-corruption compliance Red Flags. All Firm Personnel are expected to be alert to any Red Flags or other situations that may indicate any compliance issues. The existence of a Red Flag requires additional diligence to address potential problems before a transaction may go forward. Red Flags include (but are not limited to):

∙A request for reimbursement of extraordinary, poorly documented, or last minute expenses;

∙A request for payment in cash, to a numbered account, or to an account in the name of someone other than the appropriate counterparty;

∙A request for payment in a country other than the one in which the transaction is taking place or counterparty is located, especially if it is a country with limited banking transparency;

∙An unreasonable request (taking into consideration the circumstances of the request, including the size of payment and the timing of the request) for payment in advance or prior to an award of a contract, license, concession, or other business;

∙A refusal by a party to certify that requirements and prohibitions of this corruption laws and rules;

it will comply with the Policy, applicable anti-

∙A refusal, if asked, to disclose owners, partners, or principals;

∙Use of shell or holding companies that obscure an entity's ownership without credible explanation;

∙As measured by local customs or standards, or under circumstances particular to the party's environment, the party's business seems understaffed, ill equipped, or inconveniently located to undertake its proposed relationship with the Firm;

∙The party, under the circumstances, appears to have insufficient know-how or experience to provide the services the Firm needs; and

∙In the case of engaging a Third Party Representative, the potential Third Party Representative:

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o has an employee or a family member of an employee in a government position, particularly if the family member is or could be in a position to direct business to the Firm;

ois insolvent or has significant financial difficulties that would reasonably be expected to impact its dealings with the Firm;

o displays ignorance of or indifference to local laws and regulations;

ois unable to provide appropriate business references; o lacks transparency in expenses and accounting records;

o is the subject of credible rumors or media reports of inappropriate payments; or

o requests payment that is disproportionate to the services provided.

Mandatory Reporting

Firm Personnel and Third Party Representatives are required to promptly report to the General Counsel or Chief Compliance Officer any instance in which they believe that they, or any other Firm Personnel or Third Party Representative may have violated this Policy. All suspected violations of this Policy, including minor violations, should be reported. For example, a failure to obtain pre-approval before giving Gifts in excess of $100 should be reported. In addition, Firm Personnel and Third Party Representatives must alert the General Counsel or Chief Compliance Officer if anyone solicits improper Gifts, payments or other inducements from them, including any request made by a Foreign Official or Domestic Official for a payment that would be prohibited under this Policy or any other actions taken to induce such a payment.

Firm Personnel may also report suspected violations of this Policy as specified in the Firm's Whistleblower Policy.

Books and Records

The Firm is required to maintain books and records that accurately reflect the Firm's transactions, use of Firm assets, and other similar information. The Firm is also required to maintain the internal accounting controls necessary to maintain proper control over the Firm's actions. The Firm should not create any undisclosed or unrecorded accounts for any purpose. False or artificial entries are not to be made in the books and records of the Firm for any reason.

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Outside Business Activities

General

The Firm discourages employees from holding outside employment, including consulting. In addition, an employee may not engage in outside employment that:

∙interferes, competes, or conflicts with the interests of the Firm or gives an appearance of a conflict of interest.

o Employment in the securities brokerage industry is prohibited.

o Employees must abstain from negotiating, approving, or voting on any transaction between the Firm and any outside organization with which they are affiliated, except in the ordinary course of providing services for the Firm and on a fully disclosed basis.

∙encroaches on normal working time or otherwise impairs performance,

∙implies Firm sponsorship or support of an outside organization, or

∙adversely reflects directly or indirectly on the Firm.

A conflict of interest may arise if an employee is engaged in an outside business activity ("OBA") or receives any compensation for outside services that may be inconsistent with the Firm's business interests. Examples of OBAs may include, but are not limited to, the following:

∙Outside employment

∙Serving in any capacity of any non-affiliated company or institution

∙Accepting appointment as a fiduciary, including executor, trustee, guardian, conservator or general partner, except for the employee or immediate family for estate planning and other non-commercial and personal purposes

∙Honorariums, public speaking appearances or instruction courses at educational institutions

∙Providing investment advice, or any other financial services to, any person, organization or association, including any that are exclusively charitable, fraternal, religious, civic and are recognized as tax exempt

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Obtaining Approval/Reporting

All employees are required to obtain pre-approval before engaging in any OBA by submitting an Outside Business Activity request through StarCompliance. The Administrator of the Code of Ethics will then coordinate the approval and reporting process.

In addition, all employees are required to submit an initial Outside Business Activity request upon their hire through StarCompliance if they have any OBA. Each employee that has disclosed an OBA must submit an updated request upon material changes to the activity or role involved. All employees will also complete the Report on Outside Business Activity annually.

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Political Activities & Contributions

Introduction

In the U.S., both federal and state laws impose restrictions on certain kinds of political contributions and activities. These laws apply not only to U.S. citizens, but also to foreign nationals and both U.S. and foreign corporations and other institutions. Accordingly, the Firm has adopted policies and procedures concerning political contributions and activities regarding federal, state, and local candidates, officials and political parties.

This policy applies to the Firm and all employees, and in some cases to affiliates, consultants, placement agents and solicitors working for the Firm. Failure to comply with these rules could result in civil or criminal penalties for the Firm and the individuals involved or loss of business for the Firm.

These policies are intended to comply with these laws and regulations and to avoid any appearance of impropriety. These policies are not intended to otherwise interfere with an individual's right to participate in the political process. If you have any questions about political contributions or activities, contact the Administrator of the Code of Ethics.

General Rules

All persons are prohibited from making or soliciting political contributions where the purpose is to assist the Firm in obtaining or retaining business.

No employee shall apply pressure, direct or implied, on any other employee that infringes upon an individual's right to decide whether, to whom, in what capacity, or in what amount or extent, to engage in political activities.

All persons are prohibited from doing indirectly or through another person anything prohibited by these policies and procedures or to avoid a required review for approval.

Fundraising and Soliciting Political Contributions

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Firm officers, directors or other personnel may not make political solicitations under the auspices of the Firm, unless authorized in writing by the General Counsel who will maintain a copy. Use of Firm letterhead, email signature blocks, logos or other identifiers of TCW is prohibited.

Any solicitation or invitations to fundraisers by a Firm officer, director or other personnel on behalf of candidates, party committees or political committees must:

∙originate from the individual's home address,

∙make clear that the solicitation is not sponsored by the Firm, and

∙make clear that the contribution is voluntary on the part of the person being solicited.

Rules Governing Firm Contributions and Activities

Federal Elections

The Firm is prohibited from:

∙making or facilitating contributions to federal candidates from corporate treasury funds,

∙making or facilitating contributions or donations to federal political party committees and making donations to state and local political party committees if the committees use the funds for federal election activities,

∙using, or allowing the use of, corporate facilities, resources, or employees for federal political activities other than for making corporate communications to its officers, directors, stockholders, and their families, and

∙making partisan communications to its "rank and file" employees or to the public at large.

Contributions to State and Local Candidates and Committees

The limitations on corporate political contributions and activities vary significantly from state to state. All Firm employees must obtain pre-clearance from the General Counsel prior to:

∙using the Firm's funds for any political contributions to state or local candidates, or

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∙making any political contribution in the Firm's name.

Political Activities on Firm Premises and Using Firm Resources

Federal, State, and Local Elections

All employees are prohibited from:

∙Using Firm resources for political activities, including the use of photocopier paper for political flyers, or Firm-provided refreshments at a political event, and

∙directing subordinates to participate in federal, state, and/or local fundraising or other political activities, except where those subordinates have voluntarily agreed to participate in such activities. Any employee considering the use of the services of a subordinate employee (whether or not in the same reporting line) for political activities must inform the subordinate that his or her participation is strictly voluntary and that he or she may decline to participate without the risk of retaliation or any adverse job action.

Federal law and Firm policy allow an individual to engage in limited personal, volunteer political activities on company premises on behalf of a federal candidate if:

∙the individual obtains approval before the activities occur. Contact the Administrator of the Code of Ethics to request approval.

∙the political activities are isolated and incidental (they may not exceed 1 hour per week or 4 hours per month),

∙the activities do not prevent the individual from completing normal work or interfere with the Firm's normal activity,

∙the activities do not raise the overhead of the Firm (for example, result in phone charges, postage or delivery charges, use of Firm materials), and

∙the activities do not involve services performed by other employees (including secretaries, assistants, or other subordinates) unless the other employees voluntarily engage in the political activities.

TCW follows the above policy for activities related to state and local elections.

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Rules for Individuals

Responsibility for Personal Contribution Limits

Federal law and the laws of many states and localities establish contribution limits for individuals. Each employee is responsible for knowing and remaining within those limits.

Pre-Approval of all Political Contributions and Volunteer Activity

Each TCW employee, and their spouse, domestic partner and relative or significant other sharing the same house, must submit a Political Contribution Request Form to the Administrator of the Code of Ethics and obtain pre-approval before:

∙making or soliciting any Contribution to a current holder or candidate for a state, local or federal elected office, or a campaign committee, political party committee, proposition, referendum, initiative, other political committee or organization (example: Republican, Democratic Governors Association or Super PAC) or inaugural committee. A Contribution includes anything of value given or paid to:

o influence any election for federal, state or local office;

o pay any debt incurred in connection with such election; or

opay any transition or inaugural expenses incurred by the successful candidate for state or local office.

∙volunteering their services to a political campaign, political party committee, proposition, referendum, initiative, political action committee ("PAC") or political organization.

Access Persons are required to affirm after the end of each calendar quarter that they have reported all political contributions and volunteer services they, and each of their spouse, domestic partner and relative or significant other sharing the same house, have provided during the quarter.

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New Hires

TCW considers all employees to be Covered Associates. New hires may not be made without the prior review of their political contributions and activities by Compliance. Human Resources will gather information on any new hire and provide this to Compliance for review. This information shall include information about the political contributions or activities of the new hire or his/her spouses, domestic partners and relatives or significant others sharing the same house. Legal and Compliance can exempt individuals or categories of employees from this review.

Participation in Public Affairs

The Firm encourages its employees to be involved in public affairs and political processes. Normally, participation in public affairs takes place outside of regular business hours. If participation in public affairs requires corporate time, or you wish to accept an appointive office, or you want to run for elective office, contact the Administrator of the Code of Ethics in order to request approval.

You must campaign on your own time. You may not use Firm property or services without proper reimbursement to the Firm.

Employees participating in political activities do so as individuals and not as representatives of the Firm. You may not:

∙use either the Firm's name or its address in material you mail or fundraising, and

∙identify the Firm in any advertisements or literature, except as necessary biographical information.

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Other Employee Conduct

Personal Loans

You may not borrow from clients or from Firm vendors or service providers, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment. This prohibition does not preclude borrowing from individuals related to you by blood or marriage.

Taking Advantage of a Business Opportunity That Rightfully Belongs To the Firm

Employees must not take for their own advantage a business opportunity that rightfully belongs to the Firm. Whenever the Firm has been actively soliciting a business opportunity, or the opportunity has been offered to it, or the Firm's funds, facilities, or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to the Firm and not to employees who may be in a position to divert the opportunity for their own benefits.

Examples of improperly taking advantage of a corporate opportunity include:

∙selling information to which an employee has access because of his/her position,

∙acquiring any property interest or right when the Firm is known to be interested in the property in question,

∙receiving a commission or fee on a transaction that would otherwise accrue to the Firm, and

∙diverting business or personnel from the Firm.

Disclosure of a Direct or Indirect Interest in a Transaction

If you or any family member have any interest in a transaction (whether on behalf of a client or the Firm), that interest must be disclosed, in writing, to the General Counsel or the Chief Compliance Officer to allow assessment of potential conflicts of interest.

You do not need to report any interest that is otherwise reported in accordance with the Personal Investment Transactions Policy.

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Example of an interest that should be disclosed: conducting TCW business with a vendor or service provider who is related to you or for which your parent, spouse, or child is an officer should be disclosed.

Corporate Property or Services

You may not purchase or acquire corporate property or use of the services of other employees for personal purposes. For example, you may not use inside counsel for personal legal advice absent approval from the General Counsel or use of outside counsel for that advice at the Firm's expense.

Use of TCW Stationery

You may not use corporate stationery for personal correspondence or other non-job-related purposes.

Giving Advice to Clients

The Firm cannot practice law or provide legal advice.

∙Avoid statements that might be interpreted as legal advice; and

∙Avoid giving clients advice on tax matters, the preparation of tax returns, or investment decisions, except as appropriate in the performance of a fiduciary or advisory responsibility, or as otherwise required in the ordinary course of your duties.

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Confidentiality

All information relating to past, current, and prospective clients is confidential and is not to be discussed with anyone outside the organization under any circumstance. All employees and on-site long term temporary employees and consultants will be required to sign and adhere to a Confidentiality Agreement. You should report violations of the Confidentiality Agreement to the Chief Compliance Officer.

Sanctions

Sanctions

The Firm may impose such sanctions it deems appropriate upon discovering a violation of this Code, including, but not limited to, an oral or written reprimand, supplemental training, a reversal of a transaction and disgorgement of profits, demotion, and suspension or termination of employment.

Reporting Illegal or Suspicious Activity - "Whistleblower Policy"

Policy

The Firm is committed to compliance with the law and its policies in all of its operations. The Firm's employees can provide early identification of significant issues that arise with compliance with policies and the law. The Firm's policy is to create an environment in which its employees can report these issues in good faith without fear of reprisal.

The Firm requires that all employees report activity that is illegal or does not comply with the Firm's policies and procedures ("Compliance Issues"), including this Code. Reports about Compliance Issues will be held confidentially by the Firm except in limited circumstances. The Firm expects the exercise of the Whistleblower Policy to be used responsibly. If an employee believes that a policy is not being followed because it is being overlooked, one first step could be to bring the issue to the attention of the party charged with the operation of the policy. If, however, you believe that a policy is not being followed and feel uncomfortable bringing it to the attention of the person involved, you may follow the other procedures set forth in this policy.

Procedure

In some cases, an employee should be able to resolve issues or concerns with their manager or, if appropriate, other management senior to their manager. However, this may fail or the employee may have legitimate reasons to choose not to notify management. In such cases, the Firm has established a system for employees to report Compliance Issues.

An employee who has a good faith belief that a Compliance Issue may occur or is occurring is required to come forward and report under this policy. "Good faith" means that the employee believes that they are disclosing information that is truthful, but it does not require that a reported concern is correct.

The report should be made to the General Counsel and may be made in person, in writing (including email) or via the whistleblower line at (213) 244-0055. The whistleblower line is only directly accessible by the General Counsel. Reports may also be made anonymously via the whistleblower line or the whistleblower drop box located in the dining room on the 21st floor of the Los Angeles office and in the Town Hall pantry in the New York office; however, the Firm encourages employees to identify themselves when making a report to facilitate follow-up communication. When making a report, employees should state in as much detail as possible the facts that raised a concern.

The General Counsel will consult with others, who may include the Chief Compliance Officer and outside counsel, about the investigation as appropriate. Depending on the nature of the matters covered by the report, an investigation may be conducted by an officer or manager, the Chief Compliance Officer, the General Counsel or an external party.

The Firm understands the importance of maintaining confidentiality of the reporting employee. The identity of the employee making the report will be kept confidential, except to the extent that disclosure may be required by law, a governmental agency, or self-regulatory organization, or as an essential part of completing the investigation. The employee making the report will be advised if confidentiality cannot be maintained. To the extent practicable, employees will be kept apprised of the Firm's response to their reports.

The Chief Compliance Officer will follow up to assure that the investigation is completed, that any Compliance Issue is addressed, and that no acts of retribution or retaliation occur against the person reporting violations or cooperating in an investigation in good faith.

Each quarter (or more frequently as necessary), the General Counsel will provide TCW's Board of Directors with an update regarding the status of each report received under this policy during the preceding quarter. Employees may also contact the California Office of the Attorney General's whistleblower hotline at (800) 952-5225. The Attorney General refers calls received on its whistleblower hotline to an appropriate governmental authority for review and possible investigation

Submitting a report that is known to be false is a violation of this Reporting of Illegal or Suspicious Activity Policy.

Glossary

A

Access Person(s) - Includes all of the Firm's directors, officers, and employees, except those who (i) do not devote substantially all working time to the activities of the Firm, and (ii) do not have access to information about the day-to-day investment activities of the Firm. A consultant, temporary employee, or other person may be considered an Access Person depending on various factors, including length of service, nature of duties, and access to Firm information.

Account - A separate account and/or a commingled fund (e.g., limited partnership, trust, mutual fund, REIT, and CBO/CDO/CLO).

Administrator of the Code of Ethics – Shall be a member of the Compliance Department, as designated by the Chief Compliance Officer.

Approving Officers - One of the Chief Operating Officer or the Head of Investment Technology in addition to one of the General Counsel or the Chief Compliance Officer.

B

Beneficial Interest – an interest of an Access Person in a security or account of another person under which they (i) can obtain benefits substantially equivalent to owning the security,

(ii)can obtain ownership of the security immediately or within 60 days, or (iii) can vote or dispose of the security.

C

CBO - Collateralized bond obligation.

CDO - Collateralized debt obligation. A security backed by a pool of bonds, loans, and other assets.

Chief Compliance Officer - The Chief Compliance Officer of TCW. For purposes of this policy, the term Chief Compliance Officer shall include persons authorized by the Chief Compliance Officer to handle certain matters under this Code of Ethics policy.

CLO - Collateralized loan obligation.

Code of Ethics or Code - This Code of Ethics.

Compliance Issue - activity that is illegal or does not comply with the Firm's formal written policies and procedures

Contribution – includes anything of value given or paid to (i) influence any election for federal, state or local office, (ii) pay any debt incurred in connection with such election, or (iii) pay transition or inaugural expenses incurred by the successful candidate for state or local office.

Covered Account – Any account of an Access Person or Covered Person is a "Covered Account." Covered Accounts include any personal trading account in which you have a beneficial interest. A non- exhaustive or a representative list of such accounts include:

−Brokerage accounts (i.e. individual, joint, trust, custodial); Individual Retirement Accounts (all types); DRIPs, profit sharing, and any other account/vehicle that have the ability to trade any non-exempt investment product.

−401(k) and 529 Plans accounts that provide the ability to trade any non-exempt investment product.

o Please note: If the accounts hold MetWest or TCW funds, these accounts require reporting as well.

o Accounts held directly at mutual funds are exempt unless the account holds MetWest or TCW funds.

−A relative's brokerage account for which the Access Person can effect trades, or an estate for which the Access Person makes investment decisions as executor.

−Direct investments in private funds.

Covered Person – Spouse, minor child, relative or significant other sharing a house with an Access Person, or any other person, when the Access Person has a "beneficial interest" in the person's accounts or securities.

Covered Transaction – A transaction in a Covered Account.

D

Direct Purchase Plan - An investment service that allows individuals to purchase a security directly from a company or through a transfer agent. Not all companies offer Direct Purchase Plans and the plans often have restrictions on when an individual can purchase.

E

Entertainment - Generally means the attendance by you and your guests at a meal, sporting event, theater production, or comparable event where the expenses are paid by a business relation who invited you, and also might include payment of travel to, or accommodation expenses at, a conference or an out- of-town event.

ETF - Exchange Traded Fund. A fund that tracks an index but can be traded like a stock.

Ethical Walls or Informational Barriers - The conscientious use of a combination of trading restrictions and information barriers designed to confine material non-public information to a given individual, group, or department.

Exchange Act - Securities Exchange Act of 1934, as amended.

Exempt Securities - Those Securities described in the subsection Exempt Securities in the Personal Investment Transactions Policy.

F

Firm or TCW - The TCW Group of companies.

Firm Personnel - All directors, officers and employees of the Firm and any persons engaged to act on behalf of the Firm, including agents, representatives, temporary agency personnel, consultants, and contract-based personnel, wherever located.

Foreign Official - Includes (i) government officials, (ii) political party leaders, (iii) candidates for office, (iv) employees of state-owned enterprises (such as state-owned banks or pension plans), and (v) relatives or agents of a Foreign Official if a payment is made to such relative or agent of a Foreign Official with the knowledge or intent that it ultimately would benefit the Foreign Official.

G

General Counsel - The General Counsel of TCW. For purposes of this policy, the term General Counsel shall include persons authorized by the General Counsel to handle certain matters under this Code of Ethics policy.

Gift - Anything of value received without paying its reasonable fair value (e.g., favors, credit, special discounts on goods or services, free services, loans of goods or money, tickets to sports or entertainment events, trips and hotel expenses). If something falls within the definition of Entertainment, it does not fall within the category of Gifts.

I

IPO - Initial public offering. An offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Inside information - Material, non-public information.

Investment Compliance - The support group for certain trading areas that, among others, checks proposed trades and open trades against investment restrictions.

Investment Personnel - Includes (i) any portfolio manager or securities analyst or securities trader who provides information or advice to a portfolio manager or who helps execute a portfolio manager's decision, and (ii) a member of the Investment Compliance Department.

L

Limited Offering - An offering that is exempt from registration under the Securities Act pursuant to Sections 4(2) or 4(6), or pursuant to Rules 504, 505, or 506 or under the Securities Act. Note that a CBO or CDO is considered a Limited Offering or Private Placement.

Linked Broker – A broker that provides account information by automatic feed to StarCompliance.

LM-10 Information Report - Report required for reporting gifts or entertainment to labor unions or union officials.

M

Material Information - Information that a reasonable investor would consider important in making an investment decision. Generally, this is information the disclosure of which could reasonably be expected to have an effect on the price of a company's securities.

MetWest - Metropolitan West Asset Management, LLC, a U.S.- registered investment advisor and direct subsidiary of The TCW Group, Inc.

MetWest Mutual Funds - Metropolitan West Funds, each of its series, and any other proprietary, registered, open-end investment companies (mutual funds) advised by MetWest.

N

Non-Discretionary Accounts - Accounts for which the individual does not directly or indirectly make or influence the investment decisions.

O

Outside Fiduciary Accounts - Certain fiduciary accounts outside of the Firm for which an individual has received the Firm's approval to act as fiduciary and that the Firm has determined qualify to be treated as Outside Fiduciary Accounts under this Code of Ethics.

P

Private Placements - An offering that is exempt from registration under the Securities Act pursuant to Sections 4(2) or 4(6), or pursuant to Rules 504, 505, or 506 or under the Securities Act. Note that a CBO or CDO is considered a Limited Offering or Private Placement.

R

REIT - Real estate investment trust.

Registered Person(s) - Any person having a securities license (e.g., Series 6, 7, 24, etc.) with TFD.

Restricted Securities List - A list of the securities for which the Firm is generally limited firm-wide from engaging in transactions.

Rule 10b5-1 Plan - A rule established by the Securities Exchange Commission (SEC) that allows insiders of publicly traded corporations to set up a trading plan for selling stocks they own. Rule 10b5-1 allows major holders to sell a predetermined number of shares at a predetermined time.

S

SEC - Securities and Exchange Commission.

Securities - Includes any interest or instrument commonly known as a security, including stocks, bonds, ETFs, shares of mutual funds, and other investment companies (including money market funds and their equivalents), options, warrants, financial commodities, a derivative linked to a specific security or other derivative products and interests in privately placed offerings and limited partnerships, including hedge funds. Does not include cryptocurrencies or digital currencies.

Securities Act - Securities Act of 1933, as amended.

T

TAMCO - TCW Asset Management Company LLC, a U.S.-registered investment advisor and direct subsidiary of The TCW Group, Inc.

TCW or Firm - The TCW Group of companies.

TCW Advisor - Includes TAMCO, TIMCO, MetWest and any other U.S. federally registered advisors directly or indirectly controlled by The TCW Group, Inc.

TCW Funds - TCW Funds, Inc., each of its series, and any other proprietary, registered, open-end investment companies (mutual funds) advised by TIMCO

TCW Mutual Funds – Collectively, the TCW Funds, MetWest Mutual Funds, and TSI and any other registered investment company advised by TIMCO, MetWest or any other affiliate, unless otherwise indicated.

TFD or TCW Funds Distributors LLC – A limited-purpose broker- dealer (formerly, TCW Brokerage Services).

TIMCO - TCW Investment Management Company LLC, a U.S.-registered investment advisor and direct subsidiary of The TCW Group, Inc.

TSI - TCW Strategic Income Fund, Inc., a registered, closed-end investment company advised by TIMCO.